UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2011

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-15751	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 3006 Northup Way, Suite 103, Bellevue, WA 98004

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425) 284-5200

Copies to:
Richard Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

Appointment of Director

On March 15, 2011, the Board of Directors of eMagin Corporation (the “Company”) elected Jill J. Wittels to serve on its Board of Directors, starting on July 1, 2011.  Dr. Wittels is 61 years old and is a Corporate Vice President of Business and Technology Strategy for L-3 Communications, an aerospace and defense company, which she joined in 2001.  Dr. Wittels was not appointed to serve on any committees of the Board. Dr. Wittels served on the Company’s Board previously from June of 2003 to December of 2006.  From 1979 to 2001 she held various positions with BAE Systems, most recently as Vice President and General Manager.  Dr. Wittels holds a BS and a PhD in Physics, both from the Massachusetts Institute of Technology.  Dr. Wittels’ scientific knowledge and her business experience led to the conclusion that she should serve on the board of directors, given the Company’s business and structure.

During the last two years, there have been no transactions or proposed transactions to which the Company was or is to be a party, in which Dr. Wittels (or any member of her immediate family) had or is to have a direct or indirect material interest, except as a result of her employment for L-3 Communications, which is a customer of the Company.  There is no arrangement or understanding between Dr. Wittels and any other persons pursuant to which Dr. Wittels was selected as a director.

In accordance with the Company’s director compensation policy, on July 1, 2011 when Dr. Wittels begins her Board membership, she will be issued options to purchase 15,000 shares of the Company’s common stock at an exercise price equal to the closing market price of the Company's common stock on the date the options are issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: March 21, 2011	By:	/s/ Andrew G. Sculley
Name: Andrew G. Sculley
Title: Cheif Executive Officer